Ford Takes In Over 72,000 New Retail Vehicle Orders In February; Record Start For Ford Brand SUV Retail Sales; Ford Electrified Sales Charge Ahead – Conquesting From Competitors At 54 Percent; Lincoln SUVs Post Strong Sales Gains

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FEBRUARY 2022 SALES

	Total Vehicle	Truck	SUV	Electrified
Total U.S. Sales	**129,273**	**66,158**	**58,396**	**8,984**
Total Sales vs. Feb. 2021	-20.9%	-25.5%	-11.8%	-3.1%
Retail Sales vs. Feb. 2021	-15.1%	-23.3%	-3.6%	-10.9%

HIGHLIGHTS

- **Ford new retail vehicle orders and the filling of these orders continue to run at record levels.** Ford took in over 72,000 new vehicle orders for February, which were up 54,000 over a year ago. On record level turn rates, 33 percent of Ford's February retail sales were made up of previously placed customer orders. Ford has averaged approximately one-third of its sales from previously placed customer orders over the last seven months.
- **Ford sales of electrified vehicles increased 55.3 percent through February, providing a record start to Ford's electrified vehicles.** Growing at a faster rate than the overall segment, Ford's electrified vehicle conquest rates climbed to 54 percent – 13 percentage points higher than year ago.
- **Ford Pro records its first sales of E-Transit – America's No. 1 selling van that's going full electric.** Additional electrified vehicles boosting Ford to record electrified vehicles sales this year include, F-150 Hybrid – 5,657 sales, Mustang Mach-E hitting sales of 4,371, Maverick Hybrid posting sales of 5,431 and Escape Hybrid and plug-in hybrid totaling 5,457 sales through February.
- **Ford brand SUVs set record retail sales start through February. Along with record turn rates and new products, Ford hits record level transaction pricing.** Average transaction prices at Ford were up approximately $4,100 over a year ago at $48,000 per vehicle. Ford's all-new Bronco is turning on dealer lots in just 14 days.
- **To expand customer loyalty and touch points with Ford Customers, Ford launched Ford Pass Rewards in 2019.** Through February, Ford Pass Rewards has grown to over 9.5 million members and continues to grow. Reward points are earned and can be redeemed later for accessories, service work or toward the purchase of a new vehicle.
- **Lincoln SUV retail sales expanded over January's results.** Lincoln stock in-transit increased 16.6 percent to 3,495 vehicles at the end of February, while Lincoln continues to take in more retail new vehicle orders. In February, new vehicle retail orders totaled 3,000 vehicles – up 291 percent over last year.

About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford designs, manufactures, markets and services a full line of connected, increasingly electrified passenger and commercial vehicles: Ford trucks, utility vehicles, vans and cars, and Lincoln luxury vehicles. The company is pursuing leadership positions in electrification, connected vehicle services and mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 183,000 people worldwide. More information about the company, its products and Ford Motor Credit Company is available at corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.

"In addition to our February sales, our retail order bank continues to expand totaling 72,000 vehicles in February – 4 times higher than last year. Our newest products are turning on dealer lots at record rates. More than 33 percent of our retail sales are coming from previously placed orders and leaving dealerships directly upon arrival. Our new products are conquesting from competitors at a rate that is 26 percentage points higher than Ford overall, including Maverick, Mustang Mach-E, Bronco and Bronco Sport."

– Andrew Frick, vice president, Ford Sales U.S. and Canada

MUST-HAVE PRODUCTS



Ford Pro

America's best-selling van, the Ford Transit, began its first sales of its full electric E-Transit in February. Ford has more than 10,000 orders for E-Transit from small commercial clients to large commercial customers, such as Walmart. Ford will have global capacity to produce 600,000 battery electric vehicles annually by late 2023.



Ford Trucks

Through the first two months of the year, Ford F-Series continues to expand its lead, outselling the No. 2 Ram by 14,345 trucks. Ford Maverick has sold 10,550 pickups to start the year, while turning on dealer lots in just 6 days. Maverick's top competitive conquest is the Honda Civic. More than 80 percent of Maverick's retail sales in February came from previously placed customer orders.



Ford SUVs

Through the first two months of the year, Ford brand SUV retail sales are up 5.3 percent and off to a record start. Retail sales are up 131 percent over last year for the Bronco Sport and Bronco family. The all-new Bronco's No.1 competitive conquest is Jeep Wrangler. Ford's hot-selling SUVs continue to drive transaction pricing, pushing it to a $5,800 increase over last year.



Ford Performance

Retail sales of the Mustang family of vehicles – Mustang and Mach-E – were up 18.6 percent through February, compared to last year. Mustang Mach-E sales totaled 4,371 vehicles through the first two months of this year, while 75 percent of retail sales were comprised of previously placed customer orders in February. Mustang Mach-E begins the year second only to Tesla's Model-Y in the full electric SUV segment.



Lincoln SUVs

Strong demand for Lincoln SUVs continued through February. Sales of Aviator increased 39.4 percent, while sales of the new Nautilus increased 10 percent, compared to January. The new Navigator will arrive at dealerships soon and introduces ActiveGlide to the portfolio, a hands-free driver assist technology.